EXHIBIT 99.1

PRESS RELEASE

For more information contact: Joseph M. Murphy President and Chief Executive Officer (207) 288-3314	FOR IMMEDIATE RELEASE

BAR HARBOR BANKSHARES ANNOUNCES NEW EXECUTIVE VICE PRESIDENTS

BAR HARBOR, Maine (November 22, 2011) – Bar Harbor Bankshares (the "Company") (NYSE Amex: BHB) the parent company of Bar Harbor Bank & Trust (the "Bank"), announced the promotion of three senior officers to the position of executive vice president: Michael W. Bonsey, Gregory W. Dalton and Stephen M. Leackfeldt.  In making the announcement, the Company’s President and Chief Executive Officer, Joseph M. Murphy commented, "Over the past decade we have been extremely pleased by the growth and financial performance of Bar Harbor Bankshares and Bar Harbor Bank & Trust, especially during the very difficult financial environment of the past four years.  These promotions recognize the leadership of these individuals and their cohesive efforts in building the thoughtful, efficient and competitive business initiatives that have enabled our organization to prosper."

Michael W. Bonsey, Executive Vice President and Chief Risk Officer, is in charge of the Enterprise Risk Management Division comprising risk management, compliance, information security and credit administration, which includes the underwriting, documentation and managed assets functions for both commercial and consumer lending. Mr. Bonsey holds a BS in Accounting, with distinction, from the University of Maine at Augusta and an MBA from the University of Southern Maine. After fourteen years experience with community and regional banks in Massachusetts and Maine, Mr. Bonsey joined the Company in 2000 and has served as Senior Vice President of credit administration and a member of senior management since December, 2001.  Mr. Bonsey has served with numerous professional and civic organizations. Most recently he served as President of the Bar Harbor Rotary, President of the Maine chapter of the Risk Management Association, and currently is the new Chairman of the Board of Trustees of Mount Desert Island Hospital. Mr. Bonsey also serves on the legislative committee of the Maine Bankers Association. Mr. Bonsey and his wife, Diane, live in the Town Hill section of Bar Harbor, Maine and have three daughters.

Gregory W. Dalton, Executive Vice President -Business Banking is in charge of the Business Banking Division and is responsible for the development and management of commercial banking relationships statewide.  Mr. Dalton holds a BS in Finance from the Marriott School of Management at Brigham Young University. He is also a graduate, with distinction, of the ABA Stonier Graduate School of Banking and had his thesis accepted for publication.  Mr. Dalton has been with Bar Harbor Bank & Trust for twenty years, joining in 1991 as Vice President of Commercial Lending after several years in commercial credit functions in Maine with Fleet Bank/Bank of New England. He was promoted to Senior Vice President of Commercial Lending and has served as a member of the senior management team of Bar Harbor Bank & Trust since 2000. Mr. Dalton has served as Vice Chair of the MDI YMCA Board of Directors, the Ecclesiastical Leader of his church, and currently serves as Scoutmaster for BSA Troop 287 and as a tennis coach for MDI High School.  Mr. Dalton and his wife, Anne, have four sons and live in Somesville, Maine.

Stephen M. Leackfeldt, Executive Vice President-Retail Banking is in charge of the Retail Banking Division consisting of the bank’s branch sales and service network, call center operations, branch operations, residential and consumer lending, marketing and community relations. Mr. Leackfeldt holds a BS in Finance and an MBA from the University of Maine at Orono.  After serving for sixteen years with Machias Savings Bank in branch management and consumer lending leadership capacities, Mr. Leackfeldt joined Bar Harbor Bank & Trust in 2001 and has served since that year as Senior Vice President of Retail Banking and Consumer Lending and as a member of the senior management team. Mr. Leackfeldt is a member of the Retail Lending Committee and a past chairman of the Mortgage Committee of the Maine Bankers Association and has served on the Advisory Council of the Maine State Housing Authority. Mr. Leackfeldt and his wife, Sandra, have three sons and live in Harrington, Maine.

"We are very pleased with the way our team members, at all levels, have responded to the challenges of delivering attractive and effective financial service product and service solutions to the banking public during this time of intense regulatory scrutiny and financial uncertainty," Murphy concluded. "We are confident that the mission of community banking as practiced by the leadership team of Bar Harbor Bank & Trust is making lasting contributions to the financial health and future prospects of the communities we serve."

About Bar Harbor Bankshares

Bar Harbor Bankshares, a 2011 Best Places to Work in Maine Company, is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving downeast and midcoast Maine.

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